ASSET PURCHASE AGREEMENT

                                        among

                             NEW LOGIC DESIGN METALS INC.
                       as the Buyer, a wholly owned subsidiary
                                          of
                              CHATHAM ENTERPRISES INC.,
                              a wholly-owned subsidiary
                                          of
                             CHATHAM TECHNOLOGIES, INC.,

                              LOGIC DESIGN METALS, INC.

                                         and

                             PRECISION TECHNIQUES, INC.,
                a wholly-owned subsidiary of Logic Design Metals, Inc.
                                   as the Sellers,

                                         and

                           ELECTRIC & GAS TECHNOLOGY, INC.

                   as Sole Shareholder of Logic Design Metals, Inc.



                                 Dated July 15, 1997
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                                  TABLE OF CONTENTS

                                                                       PAGE


               1.   Sale and Purchase of Assets . . . . . . . . . . . . . 1

                    1.1  Sale and Purchase  . . . . . . . . . . . . . . . 1
                    1.2  Excluded Assets  . . . . . . . . . . . . . . . . 3
                    1.3  Consents . . . . . . . . . . . . . . . . . . . . 3

               2.   Assumption of Specified Liabilities . . . . . . . . . 4

                    2.1  Assumption . . . . . . . . . . . . . . . . . . . 4
                    2.2  Excluded Liabilities . . . . . . . . . . . . . . 4

               3.   Purchase Price and Payment  . . . . . . . . . . . . . 5

                    3.1  Purchase Price . . . . . . . . . . . . . . . . . 5
                    3.2  Calculation and Adjustment of Net Current Assets
          Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                    3.3  Sales and Use Taxes  . . . . . . . . . . . . . . 8
                    3.4  Allocation of Purchase Price . . . . . . . . . . 8

               4.   Closing . . . . . . . . . . . . . . . . . . . . . . . 8

               5.   Representations and Warranties of the Sellers and the
          Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                    5.1  Organization . . . . . . . . . . . . . . . . . . 9
                    5.2  Capitalization . . . . . . . . . . . . . . . . . 9
                    5.3  Authorization; Validity of Agreement . . . . . . 9
                    5.4  No Violations  . . . . . . . . . . . . . . . . . 9
                    5.5  Financial Statements . . . . . . . . . . . . .  10
                    5.6  No Material Adverse Change . . . . . . . . . .  10
                    5.7  No Undisclosed Liabilities.  . . . . . . . . .  12
                    5.8  Litigation; Compliance with Law; Licenses and
          Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    5.9  Employee Benefit Plans; ERISA  . . . . . . . .  13
                    5.10 Real Property.   . . . . . . . . . . . . . . .  14
                    5.11 Intellectual Property; Computer Software.  . .  17
                    5.12 Title to Acquired Assets; Capital Budget.    .  17
                    5.13 Material Contracts.  . . . . . . . . . . . . .  18
                    5.14 Taxes. . . . . . . . . . . . . . . . . . . . .  19
                    5.15 Affiliated Party Transactions  . . . . . . . .  21
                    5.16 Environmental Matters  . . . . . . . . . . . .  22
                    5.17 No Brokers . . . . . . . . . . . . . . . . . .  24
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                    5.18 Receivables  . . . . . . . . . . . . . . . . .  24
                    5.19 Inventories  . . . . . . . . . . . . . . . . .  24
                    5.20 Product Claims . . . . . . . . . . . . . . . .  24
                    5.21 Warranties and Returns . . . . . . . . . . . .  24
                    5.22 Assets Utilized in the Business  . . . . . . .  25
                    5.23 Insurance  . . . . . . . . . . . . . . . . . .  25
                    5.24 Delivery of Documents; Corporate Records . . .  25
                    5.25 Customers, Suppliers and Distributors  . . . .  25
                    5.26 Labor Matters  . . . . . . . . . . . . . . . .  26
                    5.27 Directors, Officers and Certain Employees  . .  26
                    5.28 No Misstatements or Omissions  . . . . . . . .  26

               6.   Representations and Warranties of the Buyer . . . .  26

                    6.1  Organization . . . . . . . . . . . . . . . . .  26
                    6.2  Authorization; Validity of Agreement . . . . .  26
                    6.3  No Violations..  . . . . . . . . . . . . . . .  27
                    6.4  Litigation . . . . . . . . . . . . . . . . . .  27

               7.   Other Agreements of the Parties . . . . . . . . . .  28

                    7.1  Conduct of Business  . . . . . . . . . . . . .  28
                    7.2  Access and Information . . . . . . . . . . . .  28
                    7.3  Tax Returns; Taxes . . . . . . . . . . . . . .  28
                    7.4  Notice of Developments . . . . . . . . . . . .  28
                    7.5  Non-Disclosure of Confidential Information . .  29
                    7.6  No Solicitation of Employees, Suppliers or
          Customers.  . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    7.7  Non-Competition. . . . . . . . . . . . . . . .  29
                    7.8  Public Statements  . . . . . . . . . . . . . .  30
                    7.9  Other Actions  . . . . . . . . . . . . . . . .  30
                    7.10 Change of Name . . . . . . . . . . . . . . . .  30
                    7.11 Cooperation on Taxes . . . . . . . . . . . . .  30
                    7.12 Employees  . . . . . . . . . . . . . . . . . .  31
                    7.13 Consents; Releases . . . . . . . . . . . . . .  32
                    7.14 Buyer Savings Plan . . . . . . . . . . . . . .  33
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               8.   Conditions Precedent to the Closing . . . . . . . .  33

                    8.1  Conditions Precedent to the Buyer's Obligations to
          Close . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    8.2  Conditions Precedent to the Sellers' Obligations
          to Close  . . . . . . . . . . . . . . . . . . . . . . . . . .  36

               9.   Documents to be Delivered at the Closing  . . . . .  37

                    9.1  Deliveries of the Sellers  . . . . . . . . . .  37
                    9.2  Deliveries of the Buyer  . . . . . . . . . . .  39

               10.  Termination . . . . . . . . . . . . . . . . . . . .  39

               11.  Indemnification . . . . . . . . . . . . . . . . . .  40

                    11.1 Indemnification by the Sellers and the
          Shareholder . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    11.2 Indemnification by the Buyer . . . . . . . . .  40
                    11.3 Limitations on Amount  . . . . . . . . . . . .  41
                    11.4 Indemnification Procedures . . . . . . . . . .  41
                    11.5 Survival of Representations and Warranties . .  42
               12.  Miscellaneous . . . . . . . . . . . . . . . . . . .  42

                    12.1 Transaction Fees and Expenses  . . . . . . . .  42
                    12.2 Notices  . . . . . . . . . . . . . . . . . . .  42
                    12.3 Amendment  . . . . . . . . . . . . . . . . . .  44
                    12.4 Waiver . . . . . . . . . . . . . . . . . . . .  44
                    12.5 Governing Law  . . . . . . . . . . . . . . . .  44
                    12.6 Jurisdiction . . . . . . . . . . . . . . . . .  44
                    12.7 Remedies . . . . . . . . . . . . . . . . . . .  44
                    12.8 Severability . . . . . . . . . . . . . . . . .  44
                    12.9 Further Assurances . . . . . . . . . . . . . .  45
                    12.10     Assignment  . . . . . . . . . . . . . . .  45
                    12.11     Binding Effect  . . . . . . . . . . . . .  45
                    12.12     No Third Party Beneficiaries  . . . . . .  45
                    12.13     Entire Agreement  . . . . . . . . . . . .  45
                    12.14     Headings  . . . . . . . . . . . . . . . .  45
                    12.15     Counterparts  . . . . . . . . . . . . . .  45
                    12.16     Bulk Sales Law  . . . . . . . . . . . . .  45

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                                      Schedules

          Schedule 1.2(d)          Excluded Assets
          Schedule 5.2        Capitalization; Liens
          Schedule 5.4(a)          Violations
          Schedule 5.4(b)          Consents and Approvals
          Schedule 5.5        Financial Statements
          Schedule 5.6        Material Adverse Changes
          Schedule 5.8(a)          Litigation
          Schedule 5.8(b)          Violations of Law
          Schedule 5.9(a)          Employee Benefit Plans
          Schedule 5.9(b)          Employee Benefit Plans subject to Title
                                   IV of ERISA
          Schedule 5.10(a)         Owned Real Property
          Schedule 5.10(b)         Leases
          Schedule 5.10(c)         Real Estate Related Contracts
          Schedule 5.11(a)         Intellectual Property; Rights of
                                   Ownership
          Schedule 5.11(b)         Licenses, etc. Rights of Ownership
          Schedule 5.12(a)         Liens
          Schedule 5.12(b)         Fixed Assets Ledger
          Schedule 5.12(c)         Capital Budget
          Schedule 5.13       Material Contracts;  Defaults or Events of
                              Default
          Schedule 5.14(a)         Taxes
          Schedule 5.14(b)         Tax Returns
          Schedule 5.14(c)         Jurisdictions
          Schedule 5.16       Environmental Matters
          Schedule 5.19       Inventories
          Schedule 5.20       Service and Product Liability Claims
          Schedule 5.21 Warranties and Returns Policies; Product Failures or Defects
          Schedule 5.22       Assets Utilized in the Business
          Schedule 5.23       Insurance Policies
          Schedule 5.25       Sales; Sales to Customers; Suppliers and
                              Distributors
          Schedule 5.27       Directors, Officers, Certain Employees
          Schedule 7.6        No Solicitation
          Schedule 7.7        Non-Competition
          Schedule 7.12(a)         Employees
          Schedule 7.13       Releases

                                       Exhibits

          Exhibit 3.1(b)      Form of Settlement Escrow Agreement
          Exhibit 3.1(c)      Form of Deposit Escrow Agreement
          Exhibit 3.4         Allocation of Purchase Price
          Exhibit 8.1(i) Form of Opinion of Counsel for the Sellers and the Shareholder
          Exhibit 8.2(f)      Form of Opinion of Counsel for the Buyer
          Exhibit 8.2(h)      Form of Bill of Sale, Assignment and
          Assumption Agreement
          Exhibit 9.1(a)(i)        Form of Deed
          Exhibit 9.1(a)(ii)       Form of Lease Assignment
          Exhibit 9.1(a)(iii)      Form of SNDA Agreement

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                               ASSET PURCHASE AGREEMENT

                                 Dated July 15, 1997

                    The parties to this Asset Purchase Agreement (this "Agreement") are Chatham Enterprises Inc., a Delaware corporation ("Chatham Enterprises"), New Logic Design Metals Inc., a Delaware corporation and wholly-owned subsidiary of Chatham Enterprises (the "Buyer"), Logic Design Metals, Inc., a Texas corporation ("Logic"), Precision Techniques, Inc., a Texas corporation and wholly-owned subsidiary of Logic ("Precision" and, together with Logic, the "Sellers" and, individually, a "Seller"), and Electric Gas & Technology, Inc., a Texas corporation which owns all of the outstanding capital stock of Logic (the "Shareholder").


                                 W I T N E S S E T H

                    The Sellers are in the business of the fabrication of custom and precision metal enclosures, card cages, and housing devices for companies in the telecommunications and computer industries (collectively, the "Business").

                    The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Sellers' assets and properties relating to the Business excluding only certain assets specified below, in consideration for the payment of cash and the assumption of the liabilities specified below, on the terms and subject to the conditions set forth herein.

                    It is therefore agreed as follows:

          I.Sale and Purchase of Assets.

          A.Sale and Purchase. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in section 4), the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Sellers, all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by the Sellers in or for the Business, as the same shall exist on the Closing Date (collectively, the "Acquired Assets"), free and clear of any and all Liens (as defined in section 5.6(a)) including, without limitation, the following:

          1.accounts receivable, notes receivable, drafts or other similar instruments;

          2.inventory, including but not limited to finished goods, work in process, raw materials and supplies;

          3.prepaid expenses and deposits;

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          4. machinery, equipment, tools and dies, hand tools, vehicles, computers and other data processing hardware (and all software related thereto or used therewith) and other tangible personal property of similar nature, including but not limited to all items set forth on Seller's fixed asset ledger attached to this Agreement on Schedule 5.12(b) (collectively, the "Machinery and Equipment");

          5.office furniture, office equipment, fixtures and other tangible personal property of similar nature (collectively, the "Furniture and Fixtures");

          6.interests to the extent owned by the Sellers in any patent, copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress, design or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code listings), processes and other proprietary properties or information (collectively, the "Intellectual Property");

          7.real property interests described in Schedule 5.10(a) and
          Schedule 5.10(b) to this Agreement together with all buildings, facilities and other improvements thereon and all licenses, leases, rights, privileges and appurtenances thereto including, without limitation, all leases, agreements and other rights to use, occupy or possess, or otherwise with respect to, real property or machinery, equipment, vehicles, and other tangible personal property of similar nature to which either Seller is a party, and all rights arising under or pursuant to such leases, agreements and rights;

          8.to the extent not included above, and subject to section 1.3, all contracts, agreements, options, commitments, understandings, licenses, leases and instruments relating to the Business including, without limitation, customer and supplier contracts, sales representative and distributor contracts and commission contracts with respect thereto, and each of the Material Contracts as listed on Schedule 5.13 (collectively, the "Assigned Contracts");

          9.customer and supplier lists, mailing lists, catalogs, brochures and handbooks relating to the Business;

          10.other books, records, files, contracts, plans, notebooks, production and sales data and other data of the Sellers relating to the Business, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

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          11.the names Logic Design Metals, Precision Techniques and all variations thereof and all similar names and the goodwill associated therewith, together with all trademarks, service marks and trade names of the Sellers related to the Business, if any;

          12.rights related to any portion of the Business or the Acquired Assets, including third party warranties and guarantees and other similar contractual rights, as to third parties held by or in favor of each Seller, respectively, and arising out of, resulting from or relating to the Business or the Acquired Assets; and

          13.rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other similar impairment of any of the Acquired Assets.

          B.Excluded Assets.   The only assets of the Sellers that the
          Buyer is not acquiring hereby (the "Excluded Assets") are:

          1.the consideration to be delivered to the Sellers pursuant to this Agreement for the Acquired Assets to be sold to the Buyer hereunder and the rights of the Seller hereunder;

          2.the certificate of incorporation, corporate seals, minute books, stock books, tax returns and supporting data prepared expressly in connection therewith, and other records prepared directly in connection with the corporate organization and capitalization of each of the Sellers and/or its operation as a corporation under applicable Laws (as defined in section 5.8(b));


          3.shares of the capital stock of the Sellers and the Shareholder;


          4.the assets set forth in Schedule 1.2(d);

          5.any asset with respect to which the Buyer shall make a claim under this Agreement and which the Buyer shall not pay for under the provisions of this Agreement; and

          6.the RCT account receivable.

          C.Consents. To the extent that the assignment of any Assigned Contract shall require the Consent (as defined in section 5.4(b)) of the other parties thereto or of any third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of either Seller. The Sellers shall take any and all action necessary to obtain all such Consents prior to the Closing Date. If any such Consent is not obtained, and the Buyer waives the obtaining of such Consent as a condition precedent hereunder, then the Sellers shall continue such efforts after the Closing Date and until such Consent is obtained and shall cooperate with the Buyer in any arrangement (such as subcontracting, sublicensing or subleasing) reasonably requested by the Buyer

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          intended to provide for the Buyer all of the benefits of Logic or
          Precision, as the case may be, under such Contract.

          II.Assumption of Specified Liabilities.

          A.Assumption. Upon the terms and subject to all of the conditions contained herein, at the Closing, the Buyer shall assume, and agree to pay, perform and discharge, the obligations and liabilities of the Sellers that are reflected as accounts payable and accrued expenses on the April 30, 1997 balance sheets of the Sellers (the "Third Quarter Balance Sheet") not discharged by the Sellers before the Closing, and the liabilities and obligations of the Sellers constituting accounts payable and accrued expenses incurred since April 30, 1997 in the ordinary course of business and which are unpaid as of the Closing Date and related to the ordinary operation of the Business (all of the foregoing, collectively, the "Assumed Liabilities" and, individually, an "Assumed Liability").

          B.Excluded Liabilities. The Buyer is only assuming the liabilities and obligations of the Sellers expressly set forth in section 2.1. Without limiting the generality of the foregoing, the Buyer will not be assuming, and the Sellers shall remain responsible for and shall promptly pay, perform and discharge, all of the liabilities and obligations of the Sellers other than the Assumed Liabilities (the "Excluded Liabilities") such that the Buyer will incur no liability in connection therewith, and the Sellers shall jointly and severally indemnify the Buyer with respect to and shall hold the Buyer harmless from and against all such Excluded Liabilities, including but not limited to the following:

          1.any obligation or liability of the Sellers arising from a breach of a representation or warranty herein on its part or its failure to fully, faithfully and promptly perform any agreement or covenant on its part contained herein;

          2.any obligation or liability of the Sellers to the extent the same arise prior to the Closing out of or result from noncompliance with any federal, state or local Laws applicable to the Business, whether relating to the environment, the health and safety standards applicable to employees, employee benefit plans, wage and hour Laws or other labor related matters or otherwise;

                    (c) any obligation or liability of the Sellers to the extent that the Seller shall be indemnified by an insurer;

          (d) any expenses of the Sellers incurred in connection with the transactions contemplated hereunder, it being understood that all such expenses (including but not limited to fees and expenses of finders, investment bankers, business brokers, attorneys and accountants) shall be paid by the Sellers out of the consideration to be delivered to the Sellers pursuant to this Agreement for the Acquired Assets to be sold to the Buyer hereunder and the rights of the Sellers hereunder, and not out of any of the Acquired Assets;
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          (e)  any obligations relating to an Excluded Asset;

          (f)  any liability for Taxes (as hereinafter defined);

          (g)  any indebtedness for borrowed money or any guaranty thereof;

          (h)   any amount due to the Shareholder;

          (i) any pension, profit-sharing or workmen's compensation or other employee benefit or post retirement plan and any liability or obligation arising thereunder;

          (j) any liability or obligation for, with respect to, related to or arising out of any goods sold, shipped or delivered by the Seller prior to Closing, including but not limited to any liability as a result of any injury to persons or property;

          (k) all waiver of premium claims as of the Closing Date to the extent relating to events, conditions or circumstances that occur or exist prior to the Closing; and

          (l) all claims of employees arising out of events, conditions and circumstances existing or occurring prior to Closing, including, but not limited to, medical and health claims and disability claims.

                    3.   Purchase Price and Payment.

          3.1  Purchase Price.

          (a) As consideration for the sale, assignment, transfer and delivery of the Acquired Assets by the Sellers to the Buyer, and upon the terms and subject to the conditions contained herein, at the Closing the Buyer shall pay to the Sellers an aggregate purchase price for the Acquired Assets equal to the sum of (i) $18,600,000 and (ii) an amount equal to the "Net Current Assets Payment" to be determined in accordance with section 3.2 below (the "Purchase Price").

          (b) Payment of the Purchase Price by the Buyer upon the Closing shall be made by wire transfer as follows:

                         (i)   to accounts designated by the Sellers,

                         (ii)  $500,000 to be deposited, and held in
          escrow with Carl A. Generes, Esq., as Escrow Agent, pursuant to the terms of an Escrow Agreement in the form attached hereto as
          Exhibit 3.1(b) (the "Settlement Escrow Agreement") to provide for any adjustments to the Purchase Price to be effected following the Closing, and

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                         (iii) an amount equal to the Net Current Assets
          Payment to an account designated by the Sellers.

          (c) Simultaneously with the execution and delivery of this Agreement, the Buyer is delivering to Carl A. Generes, Esq., as Escrow Agent, by check or wire transfer, the amount of $250,000 as an escrow deposit (the "Deposit"), such Deposit to be subject to the terms and conditions of the Escrow Agreement in the form attached hereto as Exhibit 3.1(c) (the "Deposit Escrow Agreement"). At the Closing, the Deposit shall be delivered to the Buyer. In the event, however, that the Closing does not occur by August 31, 1997, unless agreed by the Buyer and the Sellers, and the Sellers is not then in breach of this Agreement and is otherwise ready, willing and able to consummate the Closing, the Sellers shall be entitled to the Deposit as liquidated damages and the Escrow Agent shall deliver the Deposit to the Sellers. The Escrow Agent shall promptly refund the Deposit to the Buyer upon written demand in the event that the Sellers are not entitled to the Deposit as set forth above.

          3.2  Calculation and Adjustment of Net Current Assets Payment.

          (a) The "Net Current Assets Payment" shall mean an amount equal to (i) the sum of all accounts receivable (less allowance for doubtful receivables and excluding the RCT account receivable) and inventories and prepaid expenses and deposits, less (ii) the sum of accounts payable and accrued expenses, such calculations to be made consistent with the Sellers' prior practice and GAAP (as defined in section 3.2(h)), subject to adjustment as provided in this section 3.2(a). The Net Current Assets Payment to be paid to the Sellers at the Closing shall be the Net Current Assets Payment amount to be set forth on the Draft Closing Date Balance Sheet (as defined in section 3.2(b)). If the Net Current Assets Payment as shown on the Closing Date Balance Sheet (as defined in section 3.2(d)), as that Closing Date Balance Sheet becomes final and binding in accordance with section 3.2(d), is less than the Net Current Assets Payment shown on the Draft Closing Date Balance Sheet, the Purchase Price shall be reduced by an amount equal to that deficiency (the "Reduction"), provided however, that if the Net Current Assets Payment as shown on the Closing Date Balance Sheet, as that Closing Date Balance Sheet becomes final in accordance with section 3.2, is greater than the Net Current Assets Payment shown on the Draft Closing Balance Sheet, the Purchase Price shall be increased by an amount equal to that excess (the "Increase").

          (b) Not fewer than three business days before the day of the Closing, the Sellers shall deliver to the Buyer (i) a balance sheet (the "Draft Closing Date Balance Sheet") prepared in accordance with GAAP and reflecting the Sellers' best estimate of each of the items, and the amounts thereof, to be included on the Closing Date Balance Sheet and (ii) a certificate of the Sellers to the effect that the Draft Closing Date Balance Sheet has been prepared in accordance with this section 3.2 and reflects the Sellers' best estimate of, and to the best knowledge of each of the Sellers fairly presents, each

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               of the items, and the amounts thereof as of the Determination
               Time (as defined in section 3.2(d)), to be included on the Closing Date Balance Sheet.

          (c) The Net Current Assets Payment to be paid by the Buyer at the Closing shall be subsequently adjusted, if applicable, in accordance with the principles of this section 3.2.

          (d) Promptly after the Closing, the Buyer shall prepare a balance sheet (the "Closing Date Balance Sheet"), which shall include only (i) the assets and liabilities of the Sellers as of the close of business on the day immediately preceding the Closing (the "Determination Time"), and (ii) the Acquired Assets and Assumed Liabilities as of the Determination Time, in accordance with GAAP. After preparation of the Closing Date Balance Sheet, the Buyer shall deliver to the Sellers a certificate of the Buyer (the "Buyer's Adjustment Certificate") which shall (i) state that the Closing Date Balance Sheet has been prepared in conformity with GAAP and fairly presents the Net Current Assets Payment in accordance with GAAP and (ii) include a calculation showing, in reasonable detail, the calculation of the Reduction or Increase, as the case may be, in accordance with section 3.2(a) and the amount owed by the Sellers to the Buyer, or by the Buyer to the Sellers, as the case may be.

          (e) Any Reduction shall be paid to the Buyer by the Sellers within 10 days after delivery of the Buyer's Adjustment Certificate, provided that if the Sellers raise any issues in accordance with the procedures specified in section 3.2(g), the Sellers shall pay, within 10 days after delivery of the Buyer's Adjustment Certificate, the amount of such Reduction with respect to which no issues are raised and shall pay the remaining amount of such Reduction, if any, within ten days after resolution of those issues pursuant to section 3.2(g).

          (f) Any Increase shall be paid to the Sellers by the Buyer within ten days after delivery of the Buyer's Adjustment Certificate, provided that if the Sellers raise any issues in accordance with the procedures specified in section 3.2(g), the Buyer shall pay, within 10 days after delivery of the Buyer's Adjustment Certificate, the amount of such Increase with respect to which no issues are raised and shall pay the remaining amount of such Increase, if any, within ten days after resolution of those issues pursuant to section 3.2(g).

          (g) The Closing Date Balance Sheet and the Buyer s Adjustment Certificate shall be final, binding and conclusive on the parties, unless, within ten days after delivery thereof, the Sellers give the Buyer written notice (an "Issue Notice") describing in reasonable detail one or more issues with respect to the Closing Date Balance Sheet. If an Issue Notice is given, the parties shall consult with each other with respect to the issues specified therein. If the parties are unable to reach agreement within 15 days after the Issue Notice has been given, the issues therein shall be resolved by a firm of independent accountants of national standing selected by the parties or, if the parties

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
               are unable to agree upon the selection of such a firm within 30 days after the Issue Notice has been given, selected by the American Arbitration Association at the request of either party (the "Resolution Accounting Firm"). The resolution of the dispute by the Resolution Accounting Firm shall be final, binding and conclusive on the parties. The fees and expenses of the Resolution Accounting Firm shall be borne one-half by the Buyer and one-half by the Sellers.

          (h) "GAAP," wherever used in this Agreement shall mean generally accepted accounting principles as of the date of this Agreement.

          3.3 Sales and Use Taxes. All sales and use taxes imposed by any state, county, local or other governmental entity or taxing authority as a result of the transfer of the Acquired Assets hereunder and the other transactions contemplated hereby shall be paid by the Sellers.

          3.4  Allocation of Purchase Price.

          (a) Upon the Closing, the Buyer and the Sellers shall effect the allocation of the Purchase Price and the amount of the Assumed Liabilities among the Acquired Assets in accordance with the requirements set forth in Exhibit 3.4 hereto. The Buyer shall, as promptly as practicable after the Closing, prepare and deliver to the Sellers the foregoing allocation of the Purchase Price in accordance with the relative fair market values of the Acquired Assets as determined in the Buyer's reasonable determination. Each of the parties shall report this transaction for state and federal tax purposes in accordance with such allocation of the Purchase Price.

          (b) The Buyer and Sellers shall cooperate in the timely preparation of their respective Forms 8594 in connection with the transactions contemplated by this Agreement, which shall reflect the above allocation of the Purchase Price and the amount of the Assumed Liabilities for attachment to their respective federal income Tax Returns and the satisfaction of any other requirements of section 1060 of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder (the "Code").

                    4. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Carl A. Generes, Esq., 4315 West Lovers Lane, Dallas, Texas 75209-2803, at 10:00 a.m. local time on July 31, 1997, or at such other date and time on which all the conditions set forth in section 8 of this Agreement are satisfied (the "Closing Date"). The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

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
                    5. Representations and Warranties of the Sellers and the Shareholder.

                    Each Seller and the Shareholder jointly and severally represent and warrant to the Buyer as follows:

          5.1 Organization. Each Seller and the Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller and the Shareholder has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Each Seller has delivered to the Buyer true, correct and complete copies of such Seller's certificate of incorporation and bylaws, as currently in effect.

          5.2 Capitalization. The Shareholder is the sole shareholder of Logic and owns all of the issued and outstanding capital stock of Logic of record and beneficially free and clear of all Liens. Logic is the sole shareholder of Precision and owns all of the issued and outstanding capital stock of Precision of record and beneficially free and clear of all Liens except as set forth on Schedule 5.2.

          5.3 Authorization; Validity of Agreement. Each of the Sellers and the Shareholder has the requisite capacity and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement, including but not limited to, any item referred to in Section 9 (collectively, with this Agreement, the "Transaction Documents") to which it is a party and to assume and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.
               This Agreement has been duly executed, authorized and delivered by each of the Sellers and the Shareholder and is a valid and binding obligation of each of the Sellers and the Shareholder, enforceable against each of the Sellers and the Shareholder in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

          5.4  No Violations.

          (a) The execution, delivery and performance of this Agreement by each of the Sellers and the Shareholder do not, and the consummation by each of the Sellers and the Shareholder of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Sellers, (ii) except as set forth in Schedule 5.4(a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or

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
               provisions of any note, bond, mortgage,
               indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or other instrument or document (collectively, a "Contract") to which either Seller or the Shareholder is a party or by which any of the properties or assets of either Seller or the Shareholder may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to either Seller or the Shareholder or any of their respective properties or assets.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency (a "Governmental Entity") or any other individual or other entity (a "Person") is required in connection with the execution, delivery and performance of this Agreement by either Seller or the Shareholder or the consummation by either Seller or the Shareholder of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, registrations, ratifications, declarations, filings or any waiver, exemption or variance with respect to any license, permit or order as are set forth on Schedule 5.4(b) hereof ("Consents").

          5.5 Financial Statements. Attached to Schedule 5.5 are unaudited balance sheets of the Sellers as of April 30, 1997, together with the related statements of operations for the nine-month period ended April 30, 1997, the audited balance sheets of the Shareholder as of July 31, 1994, 1995 and 1996 together with the related statements of operation and cash flows (including the related notes) for the three fiscal years then ended, together with the supplemental information including the balance sheets of Logic, as of July 31, 1994, 1995 and 1996, and the related statements of operations for the three fiscal years then ended and the balance sheets of Precision as of July 31, 1995 and 1996 and the related statements of operation for the year ended July 31, 1996 and period from March 1, 1995 to July 31, 1995. Attached thereto is the Supplemental Report of Jackson & Rhodes, P.C. The foregoing financial statements, as applicable, have been derived from, and agree with, the books and records of each Seller and fairly present the financial position of each Seller as of the respective dates thereof and the results of operations of each Seller for the respective periods set forth therein, in each case as if the Sellers were a stand-alone entity, except as otherwise indicated on Schedule 5.22 hereof. Each of the foregoing financial statements has been prepared in accordance with GAAP as of the dates and for the periods involved, subject, in the case of the April 30, 1997 balance sheet (the "Third Quarter Balance Sheet") and the related statements of operations for the interim period, to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material).


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
          5.6 No Material Adverse Change. Since the date of the Third Quarter Balance Sheet, there has been no material adverse change in the Business or the Acquired Assets or the Assumed Liabilities, or in the condition, financial or otherwise, or in the results of operations, or in the prospects of, either Seller or Business. Since the date of the Third Quarter Balance Sheet, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the date of the Third Quarter Balance Sheet, except as set forth on Schedule 5.6 attached hereto, neither Seller has:

          (a) created, incurred, assumed or granted, or permitted or allowed any of the Acquired Assets to be subject to, any lien other than a "Permitted Encumbrance" ("Lien"). A "Permitted Encumbrance" shall mean any mechanic's, workmen's and similar statutory liens, or any liens arising out of or relating to Taxes not yet due and payable;

          (b) made any change in any method of accounting or accounting practice, principle or policy used by such Seller;

          (c) amended, terminated, canceled, or compromised any claims of such Seller, canceled, forgave or discharged any debt owed to such Seller, or waived any other material rights of value to such Seller;

          (d) sold, transferred, leased, subleased, licensed, assigned, or otherwise disposed of any Acquired Assets or any interest therein, whether real, personal or mixed, other than in the ordinary course of the Business consistent with past practice;

          (e) redeemed any of such Seller's outstanding securities or declared, set aside, made, committed to make, or paid any dividends, distributions, bonuses or fees (whether in cash, securities or property);

          (f) made any capital expenditures or commitment for any capital expenditure in excess of $10,000 in the aggregate except with the prior written consent of the Buyer;

          (g) made any changes in the customary methods of operations of such Seller;

          (h) merged or consolidated with any corporation, acquired control or acquired any capital stock or other securities of any corporation or business entity, or took steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefor or otherwise;

          (i) entered into any employment agreement or became liable for any bonus, profit-sharing or incentive payment to any of its officers or directors, except pursuant to existing plans, arrangements or agreements disclosed in a Schedule hereto;

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
          (j) committed a material breach under, or amended or terminated, any Material Contract (as defined in section 5.13) or any License (as defined in section 5.8) or other right of the Seller;

          (k) incurred any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting either Seller, the Business or the Acquired Assets;

          (l) incurred any indebtedness, obligation or liability (including any guaranty, indemnity, make-whole agreement for or with respect to any indebtedness, obligation or liability of another Person), or paid, satisfied or discharged any indebtedness, obligation or liability prior to the due date or maturity thereof, except current indebtedness, obligations and liabilities in the ordinary course of business;

          (m) effected any change in either Seller's business policies or practices, accounting methods, conventions, principles or assumptions or any change in the nature of the business relationships with its clients, or effected any transaction not in the ordinary course of business;

          (n) amended or terminated any Contract to which it is a party or entered into or become a party to any Contract under which the reasonably anticipated costs and expenses will exceed the reasonably anticipated revenues or which would materially and adversely affect the Business or the Acquired Assets;

          (o) failed to continue in full force and effect all of its insurance policies, as described in Schedule 5.23 attached hereto;

          (p) increased the compensation payable or to become payable to any of its officers, directors, employees or agents, or made any bonus payment to or similar arrangement with any such person, other than pursuant to existing plans, arrangements or agreements disclosed herein or in a schedule hereto;

          (q) effected any capital reorganization, or acquired the business or assets, substantially as a whole, of any other Person; and

          (r)  entered into any new lease or renewed an existing lease.

          5.7  No Undisclosed Liabilities.

          (a) Neither Seller has, and as of the Closing will not have, any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against in the balance sheets referred to in section 5.5; or (ii) were incurred since April 30, 1997 in the ordinary course of business, none of which, individually or in the aggregate, is material to the business, operations, condition or prospects of the Business.

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
          (b) The accounts payable of the Sellers set forth in the balance sheets referred to in section 5.5. or arising subsequent thereto are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable as at the Closing Date, in accordance with the respective invoices relating thereto.

          5.8  Litigation; Compliance with Law; Licenses and Permits.

          (a) Except as set forth in Schedule 5.8(a), there is no claim, suit, action or proceeding ("Proceeding") pending, nor, to the best knowledge of either Seller or the Shareholder, is there any investigation or Proceeding threatened, that involves or affects either Seller or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

          (b) Each Seller and the Business have, and on the Closing Date will have, complied with all applicable foreign, provincial, United States federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, treatment, storage or disposal of Hazardous Substance (as defined in section 5.16), consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes. Since January 1, 1995, neither Seller has received any notice of any violation of any Law except as set forth on Schedule 5.8(b).

          (c) Each of the Sellers and Business have every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a "Permit") required for it to conduct its business as presently conducted. All such Licenses and Permits are in full force and effect and neither Seller nor the Shareholder has received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of each Seller and the Shareholder, is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

          5.9  Employee Benefit Plans; ERISA.

          (a) Schedule 5.9(a) lists each "employee benefit plan" (as defined in section 3(3) of ERISA), and all other material employee benefit (including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change-in-control, medical insurance and fringe benefit plans maintained for the benefit of, or contributed to by each Seller, respectively, or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA"), for the benefit of any employee or former employee of each Seller, respectively (the "Plans"). The Sellers have heretofore delivered to the Buyer true, correct and complete copies of each of the Plans, including all amendments to date.

          (b) Each of the Plans that is subject to ERISA complies with ERISA and the applicable provisions of the Internal Revenue Code of 1986 (the "Code") and has been administered in accordance with ERISA and, where applicable, the Code. Each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a timely determination letter from the Internal Revenue Service that it is so qualified and neither Seller nor the Shareholder knows of any facts or circumstances that would materially adversely affect such qualification prior to and including the close of business on the day immediately preceding the Closing Date. Except as set forth in Schedule 5.9(b), none of the Plans is subject to Title IV of ERISA. No "reportable event", as such term is defined in section 4043(b) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Board ("PBGC") has not been waived), has occurred with respect to any Plan. There are no pending or, to the best knowledge of each Seller, respectively, and the Shareholder, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto.

          (c) No Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of either Seller beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

          (d) With respect to each Plan, neither Seller, the Shareholder nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in section 4975 or section 406 of ERISA) that would subject either Seller or the Buyer to any taxes, penalties or other liabilities resulting from prohibited transactions under section 4975 of the Code or section 409 or 502(i) of ERISA.

          (e) Each Seller has complied with the notice and continuation of coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each plan that is, or was during any taxable year of such Seller for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 4980B(g) of ERISA.

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
          (f) No Plan has incurred an "Accumulated Funding Deficiency" (as defined in section 302(a) of ERISA or section 412(a) of the
               Code), whether or not waived.

          (g) Neither Seller nor any ERISA Affiliate has incurred or would incur a "withdrawal" or "partial withdrawal", as defined in sections 4203 and 4205 of ERISA, from any Plan that has resulted or would result in a withdrawal liability of either Seller or any ERISA Affiliate under such Plan.

          5.10 Real Property.

          (a) Schedule 5.10(a) sets forth a list and description (including the legal description) of all real property owned by each Seller, respectively (the "Owned Real Property"). Each Seller has good and marketable title to and owns the Owned Real Property applicable to it in fee simple subject to no Liens except such immaterial easements and rights-of-way, none of which interfere with the operation of the Business or as otherwise set forth on Schedule 5.10(a). Neither Seller has received notice of any default or breach by either Seller under any of the covenants, conditions, restrictions, easements, or rights-of-way affecting the Owned Real Property or any portion thereof, and to the best knowledge of the Sellers and the Shareholder, no such default or breach now exists, and no event has occurred or is continuing which with notice or the passage of time or both, would constitute a default thereunder.

          (b) Schedule 5.10(b) sets forth a list and description of all real property leases and subleases under which each Seller, respectively, is tenant or subtenant (the "Leases"), including the date of the Lease, the premises demised thereunder, the name of the lessee and lessor, the commencement date and expiration date of the Lease and the annual rent payable by the lessee under the Lease. As used herein, the term "Leased Real Property" shall mean the real property demised by the Leases.

          (c) The Sellers have heretofore delivered to the Buyer a true, correct and complete copy of the most recent survey and title insurance policy with respect to each parcel of Owned Real Property. Neither Seller has entered into any leases, subleases, licenses or occupancy agreements relating to the Owned Real Property and no Person has any rights to acquire, lease, sublease or otherwise occupy the Owned Real Property or any part thereof or to otherwise obtain any interest therein, and there are no outstanding options, rights of first refusal or rights of reverter relating to the Owned Real Property or any interests therein. Except as set forth in Schedule 5.10(c), there are no service or maintenance contracts, management agreements or similar agreements relating to the Owned Real Property. There has been no service, material or other work provided or supplied to the Owned Real Property that has not been paid in full, except as set forth on Schedule 5.10(c).

          (d) The Sellers have heretofore delivered to the Buyer true, correct and complete copies of the Leases. Each of the Leases is in full force and effect and is enforceable in

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
               accordance with its terms. Each Seller is in possession of and quietly enjoys the Leased Real Property applicable to it and such Seller has a valid and enforceable leasehold interest, subject to no Liens except such immaterial easements and rights-of-way, none of which interferes with the operation of the business. To the best knowledge of the Sellers and the Shareholder, no event has occurred or failed to occur that, with the giving of notice or the passage of time or both, would constitute a default under any Lease. Neither Seller has entered into any assignment of any Lease, sublease of all or any portion of any Leased Real Property and no person has any right to occupy the Leased Real Property other than the Sellers.

          (e) With respect to each of the Owned Real Property and the Leased Real Property (collectively, the "Real Property") (i) there is a right of ingress and egress to public thoroughfares to and from the Real Property, (ii) the Real Property has adequate water supply and sewer service for the present use thereof and all sewer service land water supply facilities required for the present use of the Real Property are properly and fully installed and operating, and (iii) all curb cut and street opening permits or licenses required for vehicular access to and from any part of the Real Property to any adjoining public street have been obtained and, if required, paid for by the Seller and are in full force and effect. The Sellers have heretofore delivered to the Buyer true, correct and complete copies of any certificate or certificates of operation for any incinerator, boiler or other burning equipment on the Real Property.

          (f) All licenses, permits and certificates of occupancy (the "Approvals"), in connection with the construction, use, occupancy and maintenance of any Real Property are in full force and effect in accordance with the respective terms thereof, and none of the Approvals has been amended, assigned, pledged or otherwise transferred. There is no alteration, improvement or change in use of any building or other improvement located on the Owned Real Property that would require any new Approvals or amendment of an existing Approval. The condition and use of the Owned Real Property conforms to each Approval. The Sellers are in compliance with all Laws including, without limitation, those relating to zoning, building and land use restrictions that are applicable to any portion of the Real Property or any buildings, plants or improvements owned by the Seller.

          (g) The Real Property including, without limitation, all building systems and equipment, all structural components, the roof, the basement, all plumbing, electrical, mechanical, heating, ventilating, air conditioning and sprinkler systems, and all sewer, waste water, paving and parking equipment, systems and facilities, are fully installed and as applicable, operating, in good condition and repair and as applicable, free of leaks, adequate of the conduct of the business of the Seller as presently and proposed to be conducted, and there are no defects in the same that would hinder or impair the business and operations of the Seller. The electricity service and all other public or private utilities ("Utilities") serving the Real Property are fully installed and operating, adequate for the conduct of the business of the Seller as presently and proposed to be

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
               conducted, and enter the Real Property through adjoining public streets or through valid easements across adjoining private lands, and all installation, connection and capital recovery charges in connection with the Utilities have been paid in full.

          (h) To the best knowledge of each of the Sellers, there is no pending or proposed or contemplated or anticipated (i) annexation, condemnation, eminent domain or similar proceeding affecting, or that may affect, all or any portion of the Real Property, (ii) proceeding to change or redefine the zoning classification of all or any portion of the Real Property, (iii) imposition of any special or other assessments for public betterments or otherwise, (iv) special assessments affecting the Real Property or any portion thereof that are or would be payable by the Seller and could result in a Lien against any of the Real Property,
               (v) change in any applicable Laws relating to the use, occupation or operation of the Real Property, or (vi) tax certiorari proceeding with respect to any Real Property.

          (i) Neither Seller has received notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of any of the Real Property, and to the best of each of the Seller's and the Shareholder's knowledge, there are no outstanding requirements or recommendations from any of the foregoing.

          (j) There has been no damage to any portion of the Real Property within the last 24 months caused by fire or other casualty that has not been repaired.

          5.11 Intellectual Property; Computer Software.

          (a) Schedule 5.11(a) lists all Intellectual Property including, without limitation, trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyrights, copyright registrations, patents, know-how and all applications therefor that are owned by (i) each Seller, respectively, or (ii) any other Person and used by either Seller in the operations of the Business, and there are no pending or threatened claims by any Person relating to either Seller's use of any Intellectual Property. Except as set forth in Schedule 5.11(a), each Seller has such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens) the Intellectual Property as are necessary to permit such Seller to conduct its business and neither Seller is obligated to pay any royalty or similar fee to any Person in connection with either Seller's use or license of any of the Intellectual Property.

          (b) Except as set forth on Schedule 5.11(b), each Seller has such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens), the computer software programs including, without limitation, application software that are used by such Seller and that are material to the

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               conduct of its business as currently conducted, as are
               necessary to permit the conduct of its business as currently conducted. None of the Seller's ownership rights or rights to use any of the computer programs referred to above will be adversely affected by any of the transactions contemplated hereby.

          5.12 Title to Acquired Assets; Capital Budget.

          (a) Each Seller has good and marketable title to the Acquired Assets, as the case may be, including, without limitation, all assets shown on the Financial Statements, free and clear of all Liens, other than (i) Liens, if any, for personal property taxes and assessments not yet due and payable, (ii) inventories sold since the date of the Financial Statements in the ordinary course of business and consistent with past practice and (iii) Liens disclosed on Schedule 5.12(a). At the Closing, the Seller will have caused each Lien referred to on Schedule 5.12(a) (other than Liens relating to leased equipment) to have been terminated, and the Buyer will obtain good and marketable title to all of the Acquired Assets free and clear of all Liens.

          (b) Except as set forth on Schedule 5.12(b), all material items of machinery, equipment, tooling and other tangible personal property owned or leased by each Seller, respectively, and used in the conduct of its business (other than items of inventory) are listed in the detailed fixed assets ledger of such Seller attached to Schedule 5.12(b) (collectively, the "Personal Property"). The Personal Property conforms in all material respects to all requirements of applicable Laws. All of the items of machinery, equipment and tooling included within the Personal Property are fully operational and operating in the ordinary course of each Seller's business, as applicable, are in good operating condition and in a good state of maintenance and repair, are adequate for use in the conduct of such Seller's business as previously conducted and as proposed to be conducted and are capable of manufacturing the products of such Seller's business on an efficient and profitable basis.

          (c) Schedule 5.12(c) includes a true, correct and complete capital budget for the fiscal year ending July 31, 1997. Except as set forth on Schedule 5.12(c), no capital expenditures are contemplated by either Seller for the Business.

          5.13 Material Contracts.

          (a) Schedule 5.13 sets forth a true, complete and correct list of every Contract that (i) provides for aggregate future payments by either Seller or to either Seller of more than $25,000 and has an unexpired term exceeding six months and may not be canceled upon 60 days notice without any liability, penalty or premium (excluding purchase orders and invoices arising in the ordinary course of business); (ii) was entered into by either Seller with the Shareholder, or an officer, director or significant employee of such Seller or the Shareholder; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes either Seller to be liable or otherwise

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
               responsible for the obligations or liabilities of another or provides for a charitable contribution by either Seller; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts either Seller or the Business from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any employee of either Seller; or (viii) any other Contract that is material to the rights, properties, assets, business or operations of either Seller or the Business (the foregoing, collectively, "Material Contracts"). The Sellers have heretofore provided true, complete and correct copies of all Material Contracts to the Buyer.

          (b) Except as set forth in Schedule 5.13, (i) there is not, and to the best knowledge of each of the Sellers and the Shareholder there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of either Seller or, to the best knowledge of each of the Sellers and the Shareholder, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to the Buyer.

          (c) The Contracts to which each Seller, respectively, is a party do not involve the payment by such Seller thereunder of more than $50,000 per year in the aggregate (excluding purchase orders received from customers in the ordinary course for the sale of products at standard prices) and are not otherwise material, individually or in the aggregate, to such Seller or the Business.

          5.14 Taxes.

          (a)  Except as set forth in Schedule 5.14(a):

                         (i) the Shareholder has (A) duly and timely filed or caused to be filed with the Internal Revenue Service or other applicable Governmental Entity (collectively, "Taxing Authorities") all Tax Returns (as defined below) that are required to be filed by or on behalf of each of the Sellers, respectively, or that include or relate to such Seller, its income, assets or business, which Tax Returns are true, correct and complete, and (B) duly and timely paid in full or caused to be paid in full, or recorded a provision for such payment on the books and records of such Seller in accordance with GAAP for the payment of, all Taxes (as defined below) for which such Seller is or may be liable;

                         (ii)  each Seller has complied with all
          applicable Laws relating to the collection or withholding of Taxes, and the remittance thereof to the applicable Taxing Authorities;

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
                         (iii) no audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") is pending or proposed, or to the best knowledge of each of the Sellers or the Shareholder threatened, with regard to any Tax Return referred to in clause
          (i) above or any Tax for which either Seller is or may be liable;

                         (iv)  there is no Lien for Taxes upon any
          property of either Seller;

                         (v)   the portion of the federal income Tax
          Returns related to the Business filed by or on behalf of each Seller, as the case may be, or that include or relate to its income, assets or business, have never been examined by the Internal Revenue Service;

                         (vi)  (A) there is no pending request for a
          ruling from any Taxing Authority and (B) there is no outstanding subpoena or request for information by any Taxing Authority, with respect to any Tax for which either Seller is or may be liable or with respect to such Seller's income, assets or business;

                         (vii) neither the time to file any Tax Return nor the statute of limitations for the assessment or collection of any Tax for which either Seller is or may be liable or with respect to such Seller's income, assets or business has ever been extended or waived;

                         (viii) all Taxes asserted or proposed with respect to each Seller's income, assets or business, or for which either Seller is or may be liable as a result of any Tax Proceeding have been paid;

                         (ix) there is no closing agreement, within the meaning of section 7121 of the Code or any analogous provision of applicable Law relating to any Tax for which either Seller is or may be liable or with respect to either Seller's income, assets or business;

                         (x)   neither Seller has any, and could not
          reasonably be expected to have any, liability in respect of any Tax under an indemnification agreement or on a transferee liability theory, of any person or entity, and either Seller is not a party to any Tax allocation or Tax sharing agreement, arrangement or understanding;

                         (xi) there is no power of attorney in effect relating to any Tax for which either Seller is or may be liable or with respect to such Seller's income, assets or business;

                         (xii) any adjustment related to or in connection with any Tax for which the Seller is or may be liable or with respect to such Seller's income, assets or business that is or was required to be reported to any Taxing Authority has been so reported, and any additional Taxes owed with respect thereto have been paid;

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
                         (xiii)    neither Seller is a party to any
          Contract that would result, individually or in the aggregate with any other Contract, in the payment of any amount that would not be deductible by reason of section 162, section 280G or section 404 of the Code or any similar provision of applicable Law;

                         (xiv) neither Seller is a "consenting
          corporation" within the meaning of section 341(f) of the Code or any similar provision of applicable Law;

                         (xv)  neither Seller has any "tax-exempt use
          property" within the meaning of section 168(h) of the Code or any similar provision of applicable Law with respect to such Seller, its income, assets or business;

                         (xvi) none of the assets of either Seller are required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of those "safe harbor" leasing provisions or any similar provision of applicable Law;

                         (xvii) no election under section 338 of the Code or any similar provision of applicable Law has been made or required to be made by or with respect to either Seller;

                         (xviii)   neither Seller is, nor has it been, a
          "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code at any time during the applicable period referred to in section 897(c)(1)(A)(ii) of the Code.

          (b) Schedule 5.14(b) sets forth a list of all jurisdictions (foreign and domestic) in which any Tax Returns have been filed by or on behalf of each Seller, respectively, or with respect to each such Seller's income, assets or business since July 31, 1993 and a description of each such Tax Return and the period for which it was filed.

          (c) Schedule 5.14(c) sets forth a list of all jurisdictions (foreign and domestic) in which state income, franchise and other Tax Returns referred to in clause (a)(i) have ever been examined by the applicable Governmental Entity since March 1993 and a description of each such Tax Return and the period for which it was filed.

          (d) Each Seller has provided to the Buyer (i) a copy of all Tax Returns relating to, and (ii) all audit reports relating to each proposed adjustment, if any, made by any Taxing Authority with respect to any taxable period ending after July 31, 1993 to any Taxes for which such Seller is or may be liable with respect to such Seller's income, assets or business.

          (e) Any Tax allocation or Tax sharing agreement, arrangement or understanding to which each Seller, respectively, was a party has been terminated as of the Closing Date without further obligation of either Seller.

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
          (f) As used herein, (i) "Tax Return" means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local and foreign Tax or the administration of any Laws relating to any Tax or ERISA, and (ii) "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefor as a transferee (including without limitation under section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

          5.15 Affiliated Party Transactions. Except for obligations arising under this Agreement, as of the Closing Date neither Seller will have, directly or indirectly, any obligation to or claim against the Business and Shareholder will not have, directly or indirectly, any obligation to or cause of action or claim against either Seller.

          5.16 Environmental Matters.  Except as set forth in Schedule
               5.16:

          (a) each Seller is in compliance with, and the Business has been conducted in material compliance with, all Environmental Laws (as defined below) and Environmental Permits (as defined below);

          (b) no Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the
               Resource Conservation and Recovery Act, 42 U.S.C.   6901 et
               seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42
               U.S.C.   9601 et seq., or on any similar state list of sites
               requiring investigation or cleanup;

          (c) Neither Seller nor the Shareholder has received any notice that remains pending or outstanding with respect to its business or any Site from any Governmental Entity or Person alleging that either Seller is not in material compliance with any Environmental Law;


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

          (d) there has been no Release (as defined below) of a Hazardous Substance (as defined below) at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim (as defined below) against either Seller;

          (e) there are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

          (f)  the Business has obtained and holds all necessary
               Environmental Permits, and those Environmental Permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

          (g) there are no past or pending, or to the best knowledge of each of the Sellers or the Shareholder threatened, Environmental Claims against either Seller or, with respect to the Business, the Sellers or the Acquired Assets, the Shareholder, and neither of the Sellers nor the Shareholder is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Business;

          (h) neither Seller, any predecessor of either Seller, nor any entity previously owned by either Seller, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against either Seller;

          (i) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site; and

          (j) there have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of either Seller with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to the Buyer prior to execution of this Agreement.

          (k) As used herein, (i) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Entity, Person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (x) violation of or liability under

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
               any Environmental Law, (y) violation
               of any Environmental Permit, or (z) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; (iii) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) "Environmental Permit" means any permits, licenses, approvals, consents or authorizations required by any Governmental Entity under or in connection with any Environmental Law; (v) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law; (vi) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment; and
               (vii) "Site" means any of the real properties currently or previously owned, leased, used or operated by either of the Sellers, any predecessors of either of the Sellers or any entities previously owned by either of the Sellers, including all soil, subsoil, surface waters and groundwater thereat.

          5.17 No Brokers. Neither Seller nor the Shareholder has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

          5.18 Receivables. All accounts receivable of each Seller, respectively, have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of such Seller's business consistent with past practice and established in the ordinary course of such Seller's business consistent with past practice.

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
          5.19 Inventories. As reflected on the Financial Statements, the inventories of each Seller, respectively, has been valued at the lower of cost (on the first-in, first-out method) or market in accordance with GAAP, consistently applied, and the value of obsolete materials and materials of below standard quality has been written down in accordance with GAAP, consistently applied. Except as reflected in the Third Quarter Balance Sheet referred to in section 5.5, the inventories of each Seller, respectively, contain no amount of items not saleable or usable within 12 months from the date thereof at normal profit margins consistent with historical sales practices. Except as set forth in Schedule 5.19, neither Seller is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

          5.20 Product Claims. No product liability claim is pending, or to the best knowledge of each of the Sellers or the Shareholder threatened, against either Seller or against any other party with respect to the products of the Business.
               Schedule 5.20 lists all service and product liability claims seeking damages in excess of $1,000 asserted against either Seller (or in respect of which either Seller or Shareholder received notice) with respect to the products of the Business or either Seller during the last five years.
               Claims not listed on Schedule 5.20 do not aggregate more than $20,000.

          5.21 Warranties and Returns. Schedule 5.21 sets forth a summary of the practices and policies followed by each Seller, respectively, with respect to warranties and returns of any products manufactured or sold by it, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth on Schedule 5.21, there is not presently, nor has there been since July 31, 1995, any failure or defect in any product sold by either Seller that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product, nor has there been any acceptance of returned or defective goods of either Seller in excess of $10,000 in the aggregate for all such transactions with respect to products sold by it since July 31, 1995.

          5.22 Assets Utilized in the Business.  Except as set forth in
               Schedule 5.22, the assets, properties and rights owned, leased or licensed by each Seller, respectively, or used in connection with the Business, and that will be owned, leased or licensed by such Seller as of the Closing Date, and all the agreements to which such Seller is a party, constitute all of the properties, assets and agreements necessary to each such Seller in connection with the operation and conduct by the Sellers of the Business as presently and as proposed to be conducted. Included in Schedule 5.22 are all services provided by the Shareholder to each Seller, respectively, and all other arrangements involving the Shareholder and each Seller, respectively, which are not included in the Acquired Assets.

          5.23 Insurance. Schedule 5.23 contains a complete and correct list of all policies of insurance of any kind or nature covering each Seller, respectively, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business

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
               interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis. All such policies
               (i) are with insurance companies that are financially sound and reputable and are in full force and effect; (ii) are sufficient for compliance with all material requirements of law and of all applicable material agreements; and (iii) are valid, outstanding and enforceable policies. Complete and correct copies of such policies have been furnished to the Buyer. All such insurance policies or comparable coverage shall be continued in full force and effect through the Closing Date. Since July 31, 1993, the Seller has not been denied any insurance coverage which it has requested.

          5.24 Delivery of Documents; Corporate Records. Each Seller has heretofore delivered to the Buyer true, correct and complete copies of all documents, instruments, agreements and records referred to in this section 5 or in the Schedules to this Agreement and copies of the minute and stock record books of each such Seller. The minute and stock record books of each Seller, respectively, contain true, correct and complete copies of the records of all meetings and consents in lieu of a meeting of the Board of Directors (and any committee thereof) and the stockholders of each Seller, respectively, since the date of its incorporation.

          5.25 Customers, Suppliers and Distributors. Schedule 5.25 sets forth (i) the sales of each Seller, respectively, for the fiscal year ended July 31, 1996 and the sales of each Seller, respectively, for the nine months ended April 30, 1997, (ii) the ten customers with the highest dollar volume of purchases from each such Seller during each of those periods indicating the approximate total sales to each of those customers; and (iii) the ten largest suppliers and the ten largest distributors of each Seller, respectively, during each of those periods. There has not been any adverse change in the business relationship of either Seller with any such customer, supplier or distributor, and neither Seller nor the Shareholder is aware of any threatened loss of any such customer, supplier or distributor.

          5.26 Labor Matters. There are no labor strikes, slow-downs or stoppages or other labor troubles pending or, to the best knowledge of each of the Sellers and the Shareholder, threatened with respect to the employees of either Seller; to the best knowledge of each of the Sellers and the Shareholder, no representation questions exist; there is no collective bargaining agreement binding on either Seller and there is no agreement which restricts either Seller from relocating or closing any or all of its businesses or operations; there are no grievances asserted that might have an adverse effect upon either Seller's business, or the financial condition or prospects of either Seller, nor is there pending any arbitration proceeding arising out of or under any labor union agreement; neither Seller has experienced any work stoppage during the last five years.


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          5.27 Directors, Officers and Certain Employees.  Schedule 5.27
               sets forth a complete and correct list of the names, current annual salary, bonus and title, for each director and officer and each other employee of each Seller, respectively who is a party to an employment agreement with such Seller or who received annual compensation during such Seller's most recently ended fiscal year or, who is entitled to receive compensation, on an annualized basis, whether or not paid to date, in excess of $50,000. Neither Seller nor the Stockholder is aware of any employee in either Seller's senior management who intends to terminate his or her employment relationship with the Business, either as a result of the transactions contemplated hereby or otherwise.

          5.28 No Misstatements or Omissions. No representation or warranty by either Seller or the Shareholder contained in this Agreement and no statement contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to the Buyer or hereafter furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

                    6. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

          6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Buyer has heretofore delivered to the Seller true, correct and complete copies of its certificate of incorporation and bylaws as currently in effect.

          6.2 Authorization; Validity of Agreement. The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement executed or to be executed by the Buyer pursuant to the terms of this Agreement (collectively, the "Chatham Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Chatham Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Chatham Agreements by the Buyer and the consummation of the transactions contemplated hereby. This Agreement and each Chatham Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Sellers and the Shareholder, is a valid

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
               and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally.

          6.3  No Violations.

          (a) The execution, delivery and performance of this Agreement and the Chatham Agreements, by the Buyer do not, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or Bylaws of the Buyer,
               (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which the Buyer is a party or by which the Buyer or any of their properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the Chatham Agreements by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby, except filings with the Federal Trade Commission and with the Department of Justice pursuant the HSR Act and filings required under state and federal securities laws to give effect to the registration rights granted under the Registration Rights Agreement (as hereinafter defined).

          6.4 Litigation. There is no Proceeding pending nor, to the best knowledge of the Buyer, is there any investigation or Proceeding threatened, which involves or affects the Buyer, by or before any court, Governmental Entity or arbitration panel or any other Person.

                    7.   Other Agreements of the Parties.

          7.1 Conduct of Business. From the date hereof through the Closing Date, each Seller shall conduct the Business in the ordinary course and consistent with past practice, and neither Seller shall, except as the Buyer may otherwise consent to in writing:

                         (i) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of either Seller to be materially untrue or result in a material breach of any covenant or agreement made by either Seller in this Agreement; and


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
                         (ii) take, permit to be taken or suffer to occur any of the actions set forth in items (a) through (s) of section 5.6.

          Without limiting the foregoing or anything contained elsewhere in this Agreement, including but not limited to section 5.6(f), it is the intent of the parties that none of the Sellers' profits earned through the Closing shall be distributed to the Shareholder or the other Seller.

          7.2 Access and Information. From the date hereof until the Closing Date, each Seller shall, and shall cause each of such Seller's officers, directors, employees, agents, accountants and counsel to, upon reasonable notice, (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer reasonable access, during normal business hours, to (A) the offices, properties, plants, other facilities, books, Contracts and records of such Seller and any records concerning such Seller maintained and accumulated by its representatives, and (B) those officers, directors, employees, agents, accountants and counsel of such Seller who have any knowledge relating to such Seller or the Acquired Assets, and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer such additional financial and operating data and other information regarding the Acquired Assets (including, without limitation, any Contracts, licenses and patents in effect as of the date hereof and any Contracts or licenses being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill of either Seller as the Buyer may from time to time reasonably request.

          7.3 Tax Returns; Taxes. All Tax Returns with respect to each Seller, respectively, shall be timely filed by such Seller on a basis consistent with prior Tax Returns except to the extent required under applicable Law. Each Seller shall timely pay all Taxes required to be paid by it. Each Seller shall promptly forward to the Buyer a copy of all written communications from any Taxing Authority received by it in any way relating to the Business or Acquired Assets.

          7.4  Notice of Developments.   Prior to the Closing Date, each
               Seller shall promptly notify the Buyer in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of either Seller in this Agreement or which could have the effect of making any representation or warranty of either Seller in this Agreement untrue or incorrect in any material respect, and (ii) all other material developments affecting the Acquired Assets, liabilities, Business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of either Seller.

          7.5 Non-Disclosure of Confidential Information. From and after the date hereof, each Seller and the Shareholder agree not to divulge, communicate, use to the detriment of the Buyer or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets included in or relating to the Acquired Assets

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
               including, without limitation, personnel information, secret processes, know-how, customer lists or other technical data.

          7.6 No Solicitation of Employees, Suppliers or Customers. Neither Seller nor the Shareholder shall, and shall not permit any Affiliate of either Seller to, from and after the Closing Date, and for a period of five years thereafter, directly or indirectly, for itself or on behalf of any other Person, employ, engage or retain any Person who, at any time during the preceding 12-month period, shall have been an employee of the Buyer, or contact any supplier, customer or employee of the Buyer for the purpose of soliciting or diverting any such supplier, customer or employee from the Buyer. Notwithstanding anything to the contrary contained in this section 7.6, none of the activities set forth on
               Schedule 7.6 shall be deemed to contravene the provisions contained in this section 7.6.

          7.7  Non-Competition.

          (a) Until the third anniversary of the Closing Date, neither Seller, the Shareholder, nor any Affiliate of any of the foregoing shall, anywhere in North America or Europe, directly or indirectly, alone or in association with any other Person, firm, corporation or other business organization (i) acquire or own in any manner, any interest in any Person that is engaged in any facet of the Business,
               (ii) engage in any facet of the Business or compete in any way with the Business, (iii) be employed in any capacity by, serve as an employee of, or consultant or advisor to, or otherwise participate in the management or operation of, any Person that (x) engages in any facet of the Business, or
               (y) competes with the Business in any way; provided, however, that notwithstanding the foregoing, the Sellers, the Shareholder and any Affiliate of the foregoing (collectively and not individually) may own up to 2% of the voting securities of any publicly-traded company; and provided further, however, that the subsidiaries of the Shareholder may continue to operate their business as presently conducted consistent with past practice as set forth on Schedule 7.7.

          (b) The parties hereto intend that the covenant contained in this paragraph shall be construed as a series of separate covenants, one for each state or country specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in paragraph (a) above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed reduced in scope or, if necessary, eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          (c) The foregoing provisions notwithstanding, the Sellers, the Shareholder and any Affiliate thereof may invest its funds in securities of any issuer if the securities of such issuer are listed for public trading on a registered stock exchange or actively traded in

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
               the over-the-counter market and each
               of the Seller's or the Shareholder's and all of their respective Affiliates' aggregate holdings therein represent less than five percent (5%) of the total number of shares or principal amount of the securities of such issuer then outstanding.

          (d) Each of the Sellers and the Shareholder acknowledges that the provisions of this section, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of the Buyer and are an essential inducement to the Buyer's entering into the Transaction Documents to which it is a party and consummating the transactions contemplated thereby.

          7.8 Public Statements. From and after the date hereof and until the Closing Date, none of the Buyer, the Shareholder nor either Seller shall, or permit any Affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of, the Transaction Documents or the transactions contemplated thereby, without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by Law or a Governmental Authority, in which case the other parties shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

          7.9 Other Actions. Each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and
               (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

          7.10 Change of Name. Simultaneously with the Closing, the Seller shall take such action necessary to change its name to a name that does not include the words "Logic or "Design" and the name of Precision to a name that does not include the words "Precision" or "Techniques."

          7.11 Cooperation on Taxes. Each of the Sellers and the Buyer shall cooperate with each other by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the Acquired Assets or the Business (including work papers, records and notes of any kind) at all reasonable times, for the purpose of allowing the appropriate party to complete its Tax
               Returns, respond to audits, make any determination required under this Agreement (including, but not limited to, determinations as to which period any asserted Tax liability is

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
               attributable), verify issues and negotiate settlements with Tax authorities or defend or prosecute Tax claims.

          7.12 Employees.

          (a) The Buyer and the Sellers shall prepare a mutually agreeable list of employees of the Sellers to be attached to this Agreement as Schedule 7.12(a). The Buyer shall offer employment effective as of the Closing to all employees of the Sellers listed on Schedule 7.12(a) to this Agreement (all such employees who accept such offer of employment being the "Transferred Employees"). Each Seller, respectively, shall obtain, and provide the Buyer with the written agreement of each Transferred Employee applicable to it to the Buyer's review of the personnel file of such Transferred Employee, prior to the Buyer's review of such personnel file. In addition to the obligation of the Sellers set forth below, all responsibility for employees of each of the Sellers, respectively, other than Transferred Employees including, without limitation, claims arising out of the decision not to include such employees on Schedule 7.12(a) shall be Excluded Liabilities.

          (b) Subject to the terms and conditions of this section 7.12, from and after the Closing, the Buyer shall provide the Transferred Employees with terms and conditions of employment including, without limitation, salaries, hourly wages, employee benefits and other perquisites, that have been reviewed and discussed with the applicable Seller and are reasonably agreeable to the Buyer and to such Seller and that include, without limitation, one or more qualified retirement plans that provide benefits similar to those provided under such Seller's current plans. The Buyer shall count Transferred Employees' service with the Sellers ("Seller's Service") as service with the Buyer for purposes of determining Transferred Employees' eligibility to participate in, and vesting of benefits under, all of the Buyer's employee benefit plans and arrangements. The Buyer shall, between the date of the execution of this Agreement and the Closing Date, establish insurance or other arrangements through which the employee benefits and other perquisites to be provided by the Buyer to Transferred Employees may be provided commencing as of the Closing Date, and the Shareholder and Sellers shall lend such cooperation as the Buyer may reasonably request in connection with such efforts.

          (c) The Buyer shall not be responsible for any payments, expenses and costs paid or required to be paid in connection with the employment or termination of employment of any employees of either Seller who are not listed on Schedule 7.12(a) to this Agreement, or who are listed on Schedule 7.12(a) and do not accept the Buyer's offer of employment with the Buyer.

          (d) Except to the extent expressly provided in the other subsections of this section 7.12, the Sellers shall remain responsible for (A) payment of any and all wages, accrued vacation pay, bereavement pay, jury duty pay, disability income, supplemental

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
               unemployment benefits, fringe benefits
               or other perquisites of employment, termination indemnities or similar benefits (whether arising under any plan, program, policy or arrangement of the Sellers or under applicable local law), payroll taxes and other payroll related expenses and (B) payments to or under employee benefit plans (within the meaning of section 3(3) of ERISA) maintained or contributed to by the Sellers, in either case arising out of or relating to the employment of any of the Transferred Employees by the Sellers prior to the Closing.

          (e) The Buyer shall only assume responsibility for the Sellers' liability for accrued vacation pay to the extent such liability is expressly included in the Assumed Liabilities.

          (f) The Sellers shall retain responsibility and liability for all workers' compensation claims of the Transferred Employees to the extent relating to events, conditions or circumstances that occur or exist prior to the Closing. Notwithstanding the foregoing, the Buyer shall assume responsibility for the supervision, defense or settlement of any such workers' compensation claims at the Buyer's cost and expense, provided that such costs and expenses are reasonable. The Buyer shall keep the Sellers reasonably apprised of the status of such workers' compensation claims. The Sellers may, at their own expense, participate in the supervision, defense or settlement of any such workers' compensation claims, and shall cooperate in the supervision, defense or settlement of any such workers' compensation claims if requested to do so by the Buyer. The Buyer shall have sole responsibility and liability for any workers' compensation claims of Transferred Employees to the extent relating to any event, condition or circumstance that occurs after the Closing.

          (g) In respect of grievances or EEOC Claims of Transferred Employees to the extent relating to their employment by either Seller including, without limitation, any such grievances or EEOC Claims filed before state or local authorities for which payment has not been made prior to the Closing, the Sellers shall retain responsibility and liability for all amounts due with respect thereto including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal taxes in connection with such back pay or employee compensation. Handling of such grievances and EEOC Claims shall be at the Sellers' cost and expense. The Buyer shall have sole responsibility and liability for any EEOC Claims of Transferred Employees that relate to their employment with Buyer.

          (h) Nothing in this section 7.12 shall limit the at will nature of the employment of the Transferred Employees or the right of the Buyer to alter or terminate any employee benefit plan.

          7.13 Consents; Releases. The Shareholder shall or shall cause the Sellers to receive all Consents on or prior to the Closing Date each of which are set forth on Schedule 5.4(b) attached hereto. At or prior to the Closing, the Shareholder and/or the Sellers

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
               shall cause the Business and the Acquired Assets to be released from all liabilities, liens or other obligations not constituting an Assumed Liability, a schedule of which is set forth on Schedule 7.13 attached hereto.

          7.14 Buyer Savings Plan.

          (a) On or prior to the Closing Date, the Buyer shall establish a defined contribution plan and related trust (the "Buyer Savings Plan") under which all Transferred Employees shall be covered and that shall (i) provide for the transfer to the trust under the Buyer Savings Plan of the assets attributable to the accounts of the Transferred Employees under the defined contribution plan of the Sellers and related trust under which the Transferred Employees were covered prior to the Closing Date (the "Sellers Savings Plan") and the crediting and maintenance of such accounts under the Buyer Savings Plan, (ii) preserve for the Transferred Employees who were participants in the Seller Savings Plan all benefits required to be preserved under
               Section 411(d)(6) of the Code, (iii) commencing on the Closing Date, provide for the participation in the Buyer Savings Plan of each Transferred Employee who was a participant in the Seller Savings Plan immediately prior to the Closing Date and (iv) provide that periods of employment with Sellers (including, without limitation, any predecessor in interest of Sellers, and any current or former Affiliate of the Sellers or any such predecessor), to the extent recognized under the Seller Savings Plan immediately prior to the Closing Date, shall be taken into account for purposes of determining, as applicable, eligibility for participation, distributions, vesting and amount of employer contributions of any Transferred Employee under the Buyer Savings Plan. Without limiting the foregoing, the Buyer Savings Plan shall accept the transfer of outstanding loans from the Seller Savings Plan and shall provide for the continued administration of such transferred loans for the remainder of their terms in accordance with the provisions thereof. Nothing herein shall require the Buyer to provide to Transferred Employees the same investment options as provided under the Sellers Savings Plan. The Transferred Employees shall be eligible to commence participation immediately in the Buyer Savings Plan regardless of the date on which assets are transferred with respect to such employees in accordance with the provisions of this paragraph.

          (b) The Sellers and the Shareholder shall cause the trustee of the Seller Savings Plan to transfer the account balances consisting of only cash and participant loans under the Seller Savings Plan of the Transferred Employees to the trustee of the Buyer Savings Plan. The Buyer shall cause the trustee of the Buyer Savings Plan to accept such transfer as of the end of a valuation period on a date occurring after the Closing Date that is mutually acceptable to the Sellers, on the one hand, and the Buyer, on the other hand; provided, however, that such transfer may be made in more than one transaction commencing as of the aforesaid valuation date upon the agreement of the parties and the trustees of the Buyer Savings Plan and the Seller Savings Plan.


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
          (c) The Sellers and the Shareholder shall provide any information reasonably required by the Buyer Savings Plan trustee or plan administrator relating to accounts transferred from the Seller Savings Plan to the Buyer Savings Plan. The Sellers and the Shareholder shall promptly provide the Buyer with such information as the Buyer shall reasonably request in order to assure the Buyer that the Seller Savings Plan continues to be qualified under
               Section 401(a) of the Code.

                    8.   Conditions Precedent to the Closing

          8.1 Conditions Precedent to the Buyer's Obligations to Close. The obligation of the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that the Buyer shall have the right to waive all or any part of each such condition, and to close the transactions contemplated hereby without however, releasing either Seller from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by the Buyer by reason of the breach by either Seller or the Shareholder of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by either Seller or the Shareholder; and provided further, however, that the Buyer's participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

          (a) The representations and warranties of the Sellers and the Shareholder contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

          (b) The covenants and agreements of the Sellers and the Shareholder contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all respects.

          (c) The Buyer shall have received (i) a certificate dated the Closing Date and executed by an appropriate officer of each Seller, and (ii) a certificate dated the Closing Date and executed by an appropriate officer of the Shareholder, in each case certifying the satisfaction of the conditions referred to in sections 8.1(a) and (b).

          (d) The Buyer and the Sellers shall have received, each in form and substance reasonably satisfactory to the Buyer, all Consents of, and estoppel certificates and releases from, and shall have delivered all notices to, any Governmental Entity or other Person which is required for the consummation of the transactions contemplated hereby and for the Buyer to conduct and operate the Business, which Consents, notices and estoppel

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
               certificates are listed in Schedule 5.4(b) attached hereto and which releases are listed in Schedule 7.13.

          (e) No event or events shall have occurred between the date hereof and the Closing Date which, individually or in the aggregate, have, or are reasonably likely to have, a material adverse effect on the Acquired Assets or the Business.

          (f) The Buyer shall have received a certificate of each of the Sellers (the "Seller Secretary's Certificates") certifying the resolutions duly and validly adopted by the Board of Directors of such Seller, their respective authorization of the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of such Seller authorized to sign this Agreement and the other Transaction Documents.

          (g) The Buyer shall have received all such documents and instruments including, without limitation, such deeds of transfer, title reports and property surveys with respect to the transfer of all legal rights in the real property to be transferred pursuant to this Agreement.

          (h) The form and substance of all certificates, transfer documents, title reports, property surveys, deeds, opinions, consents, instruments, and other documents delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to the Buyer and its counsel.

          (i) The Buyer shall have received from counsel for the Sellers and the Shareholder, an opinion dated the Closing Date in the form of Exhibit 8.1(i) attached hereto.

          (j) The Buyer shall have received from each Seller at the Closing a certificate of non-foreign status, in the form required by section 1445 of the Code and the regulations thereunder.

          (k)  The Buyer shall have received a copy of a Phase I
               Environmental Report relating to the Sellers' Leased Real Property which shall be satisfactory in the sole judgment of the Buyer.

          (l) The Buyer shall have obtained the financing required to fund the purchase hereunder and the transactions contemplated by the parties hereto on terms and conditions acceptable to the Buyer.

          (m) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no notice shall have been received by any party from any Governmental Entity of any pending or threatened investigation or providing concerning the acquisitions.


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
          (n) There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement or Proceeding that threatens to prevent such transactions.

          8.2 Conditions Precedent to the Sellers' Obligations to Close. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that the Sellers shall have the right to waive all or any part of each such condition, and to close the transactions contemplated hereby without however, releasing the Buyer from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by either Seller by reason of the breach by the Buyer of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by the Buyer; and provided further, however, that the Sellers' participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

          (a) The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

          (b) The covenants and agreements contained in this Agreement to be complied with by the Buyer on or before the Closing Date shall have been complied with in all material respects.

          (c) The Sellers shall have received a certificate dated the Closing Date and executed by an officer of the Buyer, certifying to the satisfaction of the conditions referred to in sections 8.2(a) and (b).

          (d) The Sellers shall have received a certificate of the Secretary of the Buyer (the "Buyer Secretary's Certificate") certifying the resolutions duly and validly adopted by the Buyer evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder.

          (e) The form and substance of all certificates, opinions, consents, instruments and other documents delivered to the Sellers under this Agreement shall be satisfactory in all reasonable respects to the Sellers and their counsel.


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
          (f) The Sellers shall have received from Parker Chapin Flattau & Klimpl, LLP, counsel for the Buyer, an opinion dated the Closing Date in the form of Exhibit 8.2(f) attached hereto.

          (g) No Law shall be in effect which prohibits any party hereto from consummating the transactions contemplated hereby.

          (h) The Sellers shall have received a Bill of Sale, Assignment and Assumption Agreement duly executed by the Buyer, in which, among other things, the Buyer agrees to assume the Assumed Liabilities, in the form of Exhibit 8.2(h) attached hereto (the "Bill of Sale, Assignment and Assumption Agreement").

          (i) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no notice shall have been received by any party from any Governmental Entity of any pending or threatened investigation or providing concerning the acquisitions.

          (j) There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement or Proceeding that threatens to prevent such transactions.

                    9.   Documents to be Delivered at the Closing.

          9.1 Deliveries of the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered the following items to the Buyer:

          (a) the following documents with respect to the transfer of interests in real property:

                         (i) a warranty deed (the "Deed") in the form attached hereto as Exhibit 9.1(a)(i), containing all customary covenants, so as to convey to the Buyer good, marketable and insurable fee simple absolute title to the Owned Real Property, free of all liens and encumbrances.

                         (ii)  assignments, each in the form attached
          hereto as Exhibit 9.1(a)(ii) (collectively, the "Assignments" and, individually, an "Assignment"), of each of the Leases (including, without limitation, any security interests/pledge liens created thereby), collateral guarantees and all security deposits made thereunder, containing a covenant of good title and the Seller's representation and warranty that (A) there have been no prior assignments of the Leases, (B) such Leases are in full force and effect and are enforceable in accordance with their terms, and (C) neither the Leases nor the security deposits made thereunder are then subject to any liens, security interests or adverse claims.


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
                         (iii) subordination, non-disturbance and attornment agreements and lender's estoppel certificates each in the form attached hereto as Exhibit 9.1(a)(iii) (collectively, the "SNDA Agreements" and, individually, a "SNDA Agreement") for each of the Leases.

                         (iv) the Deed and each Assignment and each SNDA Agreement shall be in recordable form and the Deed shall be duly executed and acknowledged by Logic and the Assignments shall be duly executed, delivered and acknowledged by the Sellers and Ammon & Rizos Co. Inc., as the case may be, and the SNDA Agreements shall be duly executed, delivered and acknowledged by each applicable lender. The Deed shall have affixed thereto any requisite surtax and documentary tax stamps, in proper amount, affixed and at the Seller's sole cost and expense. At the Closing, the Seller shall pay the appropriate tax collecting agency all taxes and charges in connection with the sale and transfer of the Owned Real Property by Seller to Buyer and the recording of the Deed.

                         (v) (A) true and complete maintenance records for the Real Property; (B) a validly issued permanent certificate of occupancy for each of the buildings comprising a part of the Real Property; (C) all original licenses and permits, authorizations and approvals pertaining to the Real Property; and
          (D) all guarantees and warranties which each Seller, respectively has received in connection with any work or services performed or equipment installed in the aforementioned buildings and all improvements erected on the Real Property.

                         (vi) a set of plans and specifications of the buildings and all improvements comprising a part of the Real Property.

                         (vii) The following are to be apportioned between the parties as of and on the Closing Date:

                               (A)      ad valorem, real estate and
          personal property taxes, water charges, and sewer rents;

                               (B)      charges and payments payable under
          the transferable contracts and agreements; and

                               (C)      utilities, including telephone,
          steam, electricity and gas.

          (b) the Bill of Sale, Assignment and Assumption Agreement duly executed by the Sellers which, among other things, conveys, transfers and sells to the Buyer all right, title and interest of the Sellers in and to the Acquired Assets;

          (c)  the releases referred to in section 7.13;


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
          (d) the certificates referred to in section 8.1(c) duly executed by an officer of each the Sellers and an officer of the Shareholder;

          (e)  the Consents referred to in section 8.1(d);

          (f) the Sellers Secretaries' Certificate referred to in section 8.1(f) duly executed by the Secretary of each Seller, respectively;

          (g)  the opinion of counsel to the Sellers referred to in section
               8.1(i);

          (h)  a certificate of  non-foreign status in the form required by section 1445 of the Code duly executed by each of the Sellers; and

          (i) a tax, lien and judgment search of each Seller and the Acquired Assets showing no items not disclosed in the schedules to this Agreement.

          9.2 Deliveries of the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered the following items to the
               Seller:

          (a) the certificate referred to in section 8.2(c) duly executed by an officer of the Buyer;

          (b) the Buyer Secretary's Certificate referred to in section 8.2(d) duly executed by the Secretary of the Buyer;

          (c)  the opinion of counsel to the Buyer referred to in section
               8.2(f);

          (d)  the Purchase Price; and

          (e) The Bill of Sale, Assignment and Assumption Agreement duly executed by the Buyer.

                    10.  Termination.

          (a)  This Agreement may be terminated at any time prior to the
               Closing:

                         (i) by the mutual agreement of the Buyer and the Sellers;

                         (ii) by the Buyer or the Sellers (if such party is not in breach of or default under this Agreement) giving written notice to such effect to the other party if the Closing shall not have occurred on or before August 31, 1997, or such later date as the parties shall have agreed upon prior to the giving of such notice; or

                         (iii) by either the Buyer or the Sellers in the event of a material breach by or default of the other party hereto.

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
          (b) Upon termination of this Agreement pursuant to section 10(a), all obligations of the parties shall terminate except those under section 11; provided, however, that no such termination shall relieve either Seller or the Shareholder of any liability to the Buyer, or the Buyer of any liability to the Sellers, by reason of any breach of or default under this Agreement.

                    11.  Indemnification.

          11.1 Indemnification by the Sellers and the Shareholder. Each of the Sellers and the Shareholder shall jointly and severally indemnify and defend the Buyer and each of its officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, damage or expense including, without limitation, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur arising out of, relating to or in connection with and of the following (whether or not in connection with any third party claim):

          (a) the failure of any representation or warranty made by either Seller or the Shareholder to be true and correct on the date hereof and on the Closing Date;

          (b) either Seller's or Shareholder's failure to perform or to comply with any covenant or condition required to be performed or complied with by the Sellers or the Shareholder hereunder; or

          (c) the ownership or operation of the Business or Acquired Assets prior to the Closing Date except for the Assumed Liabilities.

          11.2 Indemnification by the Buyer. The Buyer shall indemnify and defend each Seller and the Shareholder and each of its officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

          (a) the failure of any representation or warranty made by the Buyer to be true and correct on the date hereof and on the Closing Date;

          (b) the Buyer's failure to perform or to comply with any covenant or condition required to be performed or complied with by the Buyer hereunder; or

          (c) the acts or inactions relating to the Business or Acquired Assets arising from events first occurring after the Closing.

          11.3 Limitations on Amount. Anything to the contrary notwithstanding, the Sellers and the Shareholder shall have no liability with respect to Damages in excess of $500,000.

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
               The forgoing limitation shall not apply to any liability for any Taxes which are the responsibility of the Sellers or the Shareholder or for any claims of employees up to the Closing.

          11.4 Indemnification Procedures.

          (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damage referred to in section 11.1 or 11.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this section 11, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

          (b) (i) In the case of any such Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party).

                         (ii)  Anything in section 11.4(b)(i)
          notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

          (c) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give

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
               testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

          11.5 Survival of Representations and Warranties. The representations and warranties of each of the parties shall survive the Closing, notwithstanding any investigation or inquiry made by any other party, and continue until the first anniversary of the Closing Date.

                    12.  Miscellaneous.

          12.1 Transaction Fees and Expenses. Each party hereto shall bear such costs, fees and expenses as may be incurred by it in connection with this Agreement and the transactions contemplated hereby.

          12.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by messenger or a recognized national overnight courier service for next day delivery with receipt therefor, (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:


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
                    To the Buyer or Chatham Enterprises:

                         c/o Kidd & Company, LLC
                         Three Pickwick Plaza
                         Greenwich, Connecticut  06830
                         Attention:  William J. Kidd
                         Telecopier No.:  (203) 661-1839

                    with a copy to:

                         Parker Chapin Flattau & Klimpl, LLP
                         1211 Avenue of the Americas
                         New York, New York  10036-8735
                         Attention:  Edward R. Mandell
                         Telecopier No.:  (212) 704-6288

                    To Logic at:

                         Logic Design Metals, Inc.
                         3233 West Kingsley
                         Garland, Texas  75041
                         Attention: President
                         Telecopier No.:  (972) 840-6064

                    To Precision at:

                         Precision Techniques, Inc.
                         3233 West Kingsley
                         Garland, Texas 75041
                         Attention:  President
                         Telecopier No.:  (972) 840-6064

                    To the Shareholder at:

                         Electric & Gas Technology, Inc.
                         13636 Neutron Road
                         Dallas, Texas  75244
                         Attention: S. Mort Zimmerman, Chairman
                         Telecopier No.:  (214) 991-3265


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
                    with respect to each of Logic and Precision and the Shareholder, with a copy to:

                         Carl A. Generes, Esq.
                         4315 West Lovers Lane
                         Dallas, Texas 75209-2803
                         Telecopier No.:  (214) 350-2142


          or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), 5 business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent. A copy of any notice to the Shareholder shall be sent concurrently to each Seller and a copy of any notice to either Seller shall be sent concurrently to the other Seller and the Shareholder.

          12.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

          12.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

          12.5 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas.

          12.6 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas Fifth Circuit in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of Texas in connection with such Proceeding and waives any objection to venue in Dallas County, State of Texas, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause
               (a)(ii) of section 12.2.


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
          12.7 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

          12.8 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

          12.9 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

          12.10 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of all of the other parties hereto. Notwithstanding the foregoing, each of the Buyer and its successors shall have the right to assign its rights and obligations hereunder to any Affiliate thereof or to any Person who
                    (i) acquires all or a substantial part of the assets of the Buyer, and (ii) agrees in writing to be bound by and to assume the Buyer's obligations under this Agreement.

          12.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

          12.12 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

          12.13 Entire Agreement. This Agreement (including all the schedules and exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions,

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
                    negotiations or arrangements of any nature relating thereto.

          12.14 Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

          12.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.16 Bulk Sales Law. The parties waive compliance with the provisions of any bulk sales law that may be applicable to the transactions contemplated hereby.

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
                    Sellers:           LOGIC DESIGN METALS, INC.


                                       By:         /s/  S. Mort Zimmerman

                                             Name:     S. Mort Zimmerman
                                             Title:    Chairman of the
          Board


                                       PRECISION TECHNIQUES, INC.


                                       By:         /s/  S. Mort Zimmerman

                                             Name:     S. Mort Zimmerman
                                             Title:    Chairman of the
          Board


                    Buyer:             NEW LOGIC DESIGN METALS INC.


                                       By:        /s/  William J. Kidd

                                            Name:      William J. Kidd
                                                     Title: Chairman of the
          Board


                    Chatham Enterprises:        CHATHAM ENTERPRISES INC.


                                       By:        /s/  William J. Kidd

                                             Name:     William J. Kidd
                                             Title:    Chairman of the
          Board


                    Shareholder:                ELECTRIC & GAS TECHNOLOGY
          INC.


                                       By:         /s/  S. Mort Zimmerman

                                             Name:     S. Mort Zimmerman
                                             Title:    Chairman of the
          Board and
                                                President


54